EXHIBIT 99.1

Equal Energy Foregoes First Quarter Dividend Due to Terms of Arrangement
Agreement with Petroflow

OKLAHOMA CITY, OK, Feb. 27, 2014 /CNW/ - Equal Energy Ltd. ("Equal" or the "Company") (NYSE:EQU) (TSX:EQU.TO) confirms that due to the terms of the arrangement agreement dated December 6, 2013 ("Arrangement Agreement") with Petroflow Energy Corporation and Petroflow Canada Acquisition Corp. (collectively defined as "Petroflow") pursuant to which Equal and Petroflow will complete a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement"), Equal will not pay a dividend in the first quarter of 2014.

Pursuant to the Arrangement Agreement, holders of Equal's common shares ("Equal Shares") (who have not validly exercised their right to dissent) will be entitled to receive USD$5.43 per Equal Share (the "Arrangement Consideration") they own immediately prior to the effective time ("Effective Time") of the Arrangement, in cash, subject to adjustment pursuant to the terms of the Arrangement Agreement, less applicable withholding taxes and deductions.

Pursuant to the Arrangement Agreement, if, on or after the date of the Arrangement Agreement, Equal declares, sets aside or pays any dividend or other distribution, other than the dividend designated as a permitted dividend by the Arrangement Agreement ("Permitted Dividend"), payable in cash, securities, property or otherwise with respect to the Equal Shares, or sets a record date therefore that is prior to the Effective Time, then the Arrangement Consideration will be adjusted to reflect each such dividend or other distribution by way of a reduction in the Arrangement Consideration by an amount equal to the amount of such dividend or distribution per Equal Share. Pursuant to the Arrangement Agreement, the Permitted Dividend means the USD$0.05 per Equal Share ordinary course dividend declared on November 14, 2013 and paid on December 20, 2013 to holders of record on December 2, 2013.

Additional information and where to find it:

Equal has filed with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement in connection with the proposed transaction, and once finalized Equal will furnish the proxy statement to its shareholders.  The preliminary proxy statement contains important information about the proposed Arrangement and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, AND, WHEN AVAILABLE, THE FINAL PROXY STATEMENT CAREFULLY. Investors and shareholders may obtain free copies of the preliminary proxy statement and other documents filed with the SEC by Equal through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders may obtain free copies of the preliminary proxy statement from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations.

The preliminary proxy statement has also been filed on the Canadian SEDAR filing system at www.sedar.com, and is also available on Equal's website at www.equalenergy.ca.

Equal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Equal in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein is included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Equal's proxy statement for its 2013 Annual and Special Meeting of Shareholders, which was filed with the SEC on April 4, 2013. This document is available free of charge at the SEC's web site at www.sec.gov, and from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gaillardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations.

Any Equal shareholder that has questions or requires more information with regard to the voting of Equal Shares should contact Kingsdale Shareholder Services Inc. by toll-free telephone in North America at 1-866-581-1479 or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleshareholder.com.

About Equal Energy:

Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol (EQU). Our convertible debentures are listed on the Toronto Stock Exchange under the symbols EQU.DB.B.

Forward-looking Statements:

Certain information in this press release constitutes forward-looking statements under applicable securities laws including statements relating to the completion of the Arrangement and payment of the Arrangement Consideration. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may," "should," "anticipate," "expects," "seeks" and similar expressions.

Forward-looking statements necessarily involve known and unknown risks, such as risks associated with oil and gas production; marketing and transportation; loss of markets; volatility of commodity prices; currency and interest rate fluctuations; imprecision of reserve and future production estimates; environmental risks; competition; incorrect assessment of the value of acquisitions; failure to realize the anticipated benefits of dispositions; inability to access sufficient capital from internal and external sources; changes in legislation, including but not limited to income tax, environmental laws and regulatory matters. Readers are cautioned that the foregoing list of factors is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. Forward looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal's operations or financial results are included in Equal's reports on file with Canadian and U.S.

securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC's website (www.sec.gov), Equal's website (www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this press release are made as of the date of this press release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

SOURCE: Equal Energy Ltd.

For further information:

Don Klapko
President and CEO
(403) 536-8373

or

Scott Smalling
Senior Vice President Finance and CFO
(405) 242-6020